EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into as of this 13th day of March, 2020, to be effective on January 1, 2020 (the “Effective Date”), by and between Patrick Industries, Inc., an Indiana corporation (the “Employer”), and Todd M. Cleveland (the “Executive”) (the Employer and the Executive are collectively referred to herein as the “Parties”).
RECITALS
WHEREAS, the Executive currently serves as the Chief Executive Officer of the Employer and is the Chairman of the Board of Directors of the Employer (the “Board”);
WHEREAS, the Board and the Executive have mutually determined that the Executive shall transition to the role of Executive Chairman of the Board (the “Executive Chairman”), effective as of the Effective Date;
WHEREAS, the Employer is a manufacturer of component products and distributor of building products and materials serving original equipment manufacturers (“OEMs”) primarily in the recreational vehicle, manufactured housing and marine markets in the United States, and is a supplier of kitchen cabinet, office and household furniture, fixtures and commercial furnishings, shower doors, laminated products, and other products to other markets, including furniture, marine, and architectural, and is an independent wholesale distributor of pre-finished wall and ceiling panels, particleboard, hardboard siding, roofing products, high pressure laminates, passage doors, building hardware, other related products (as more fully described in the Employer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019), and any additional business activities that the Employer or any of its subsidiaries or Affiliates are engaged in at any time during the Executive’s employment by the Employer, or that the Employer or any of its subsidiaries or Affiliates, as of any relevant determination date, planned to engage in during the preceding twenty-four (24) month period (collectively, “Patrick’s Business”);
WHEREAS, Executive is acquainted with the affairs of the Employer, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers or prospective customers, its trade secrets, intellectual property, Confidential Information, and other property that is proprietary to the Employer; and
WHEREAS, the Employer and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s role as Executive Chairman, restrictive covenants to which the Executive will be subject, and other matters related thereto.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Employer and the Executive hereby agree as follows:
1.Definitions.
For the purposes of this Agreement, the following capitalized terms shall have the meanings referred to in this Section 1.
“Affiliate(s)” means any Person directly or indirectly controlled by, or under common control with, the Employer or any other referenced Person.
“Agreement” means this Employment Agreement, as amended from time to time.
“Cause” means: (i) Executive’s gross negligence, willful misconduct, fraud, dishonesty, theft, embezzlement, commission of an illegal act or any other conduct that is detrimental to the Employer’s best interests or that damages or impugns the reputation or standing of Employer in its industry or the communities it serves; (ii) Executive’s breach of his duty of loyalty or other fiduciary duty to Employer, including without limitation, misappropriation of Employer’s assets or self-dealing; (iii) reporting to work under the influence of alcohol; (iv) the use of illegal drugs (whether or not at the work place) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Employer economic harm; or (v) Executive’s breach of any other provision of this Agreement or his failure, refusal or inability to (A) perform his duties and responsibilities for the Employer, (B) comply with rules, regulations and policies of the Employer that may be established from time to time, or (C) carry out the reasonable orders or directives of the Board, which breach, failure, refusal or inability, if curable, is not cured within ten (10) days after written notice by the Employer to Executive of such breach, failure, refusal or inability.
“Compensation” means Salary and Benefits.
“Competitor” means any person or entity that competes with the Employer or any of its subsidiaries or Affiliates in Patrick’s Business.
“Customer” or “Client” means any person or entity which, at the time of the relevant determination or within the preceding twelve (12) month period, used or purchased or contracted to use or purchase any services or products from the Employer or any of its subsidiaries or Affiliates.
“Disability” means any physical or mental impairment (a) because of which the Executive does not perform the duties of his employment for a period of at least ninety (90) consecutive days or for one hundred eighty (180) days during any 12-month period, and (b) which, in the judgment of the Board (such judgment to be made on the basis of a written certification by a physician selected as described below), renders the Executive incapable of performing substantially all of the duties of his employment. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Agreement will be final and binding on both parties. The Executive agrees to submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Agreement, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead, for the purposes of selecting the medical doctor, submitting the Executive to the examinations, and providing the authorization of disclosure as required under this Agreement.
“Good Reason” means, without Executive’s written consent, (i) any material violation of this Agreement by the Employer or (ii) the Employer requiring the Executive to reside anywhere other than within a thirty-five (35) mile radius of Elkhart, Indiana; provided however that Good Reason shall not occur unless Executive provides a detailed written notice to the Employer of any fact or circumstance believed by Executive to constitute Good Reason within thirty (30) days following the occurrence of such fact or circumstance, the Employer is given at least thirty (30) days to cure such fact or circumstance, and Executive’s employment with the Employer terminates immediately following such thirty day cure period in the event the Employer fails to cure such fact or circumstance.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.
“Restricted Period” means the period of time during Executive’s employment with the Employer and for an additional period beginning on the date of Executive’s termination of employment with the Employer for any reason and ending on the later of (i) December 31, 2022, or (ii) the first anniversary of the Executive’s termination of employment. In the event of a breach of this Agreement by Executive, the Restricted Period shall be extended automatically by the period of the breach.

2.Employment and Duties.
2.1    Employment. Effective as of the Effective Date, the Executive shall cease to be the Chief Executive Officer of the Employer, and shall become its Executive Chairman. The Executive acknowledges and agrees that the Executive’s ceasing to serve as the Employer’s Chief Executive Officer shall not constitute “good reason” or a similar term of like meaning for purposes of any employee benefit plans, programs, agreements, or arrangements of the Employer. While serving as Executive Chairman, the Executive shall report to the Board. During the Employment Period, Executive shall also serve as the Chairman of the Board, subject to normal governance procedures relating to Board membership.
2.2    Term. Unless earlier terminated as set forth in Section 6.1, the term of the Executive’s employment under this Agreement shall commence on the Effective Date and continue until December 31, 2021, (the “Employment Period”); provided, however, that commencing on December 31, 2021 and on each anniversary thereafter (each an “Extension Date”), the Employment Period shall be automatically extended for an additional one (1) year period until December 31 of the following calendar year, unless either party gives written notice, at least thirty (30) days prior to December 31, 2021, or an Extension Date, as the case may be, that the Employment Period shall not be so extended.
2.3    Duties. During the Employment Period, the Executive will have such duties as are assigned or delegated to the Executive by the Board as an executive officer with duties appropriate to such office. The Executive will devote a majority (i.e., not less than 50%) of his business time, attention, skill, and energy to the business of the Employer and its subsidiaries and Affiliates, will promote the success of the such business, and will cooperate fully with the Board in the advancement of the best interests of the Employer and its subsidiaries and Affiliates.
2.4    Outside Activities. During the Employment Period, Executive may, without the approval of the Board, (i) engage in community and charitable activities or participate in industry associations and serve on the boards of community, charitable or industry organizations, (ii) manage Executive’s personal and family investments and (iii) serve as an outside director of IES Holdings, Inc.; provided such activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties hereunder. Executive agrees to update the Board from time to time with respect to Executive’s activities described in the preceding sentence. In addition, during the Employment Period Executive may, subject to the prior written consent of the Board, become a director, employee or non-employee consultant to a for profit entity, provided such activities do not create a conflict of interest, interfere with the Executive’s performance of the Executive’s duties hereunder, or result in a violation of Executive’s covenants under Sections 7, 8 and 9 hereof.
3.Compensation.
3.1    Basic Compensation.
(a)    Salary. During the Employment Period, the Executive will be paid a base salary at an annualized rate of $600,000 per year (the “Salary”), payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than semi-monthly. Any increase in the Salary shall be in the sole discretion of the Board. Executive’s Salary may not be decreased without Executive’s written consent.
(b)    Benefits. During the Employment Period, the Executive will be entitled to participate in such retirement, bonus, life insurance, hospitalization and medical plans or insurance coverage, disability, and other employee benefit plans, programs and policies of the Employer (collectively, “Plans”), as are generally made available by the Employer to its executive officers from time to time. All of the plans, agreements, and undertakings of Employer set forth above shall be collectively referred to herein as the “Benefits.”
3.2    Annual Performance Bonus. As additional incentive compensation for the services to be rendered by the Executive pursuant to this Agreement, the Executive shall be eligible each fiscal year during the Employment Period to receive a bonus (an “Annual Performance Bonus”), as may be determined by the Board, based upon such thresholds relating to certain quantitative and qualitative goals, as determined by the Board in its sole discretion. Executive’s “Target” Annual Performance Bonus shall be $1.4 million for each of fiscal year 2020 and 2021; it being understood that Executive’s actual Annual Performance Bonus for any fiscal year shall be determined in a manner consistent with the terms of the annual employee bonuses awarded to other senior executives of the Employer. In order to receive an Annual Performance Bonus with respect to a given fiscal year, the Executive must be employed on the last day of the relevant fiscal year. Any Annual Performance Bonus that is determined by the Board to be due to the Executive hereunder shall be paid at the same time as annual performance bonuses are generally paid to other senior executives of the Employer, but in any event no later than December 31st of the fiscal year immediately following the fiscal year to which such Annual Performance Bonus relates.
3.3    Omnibus Incentive Plan. As additional incentive compensation for the services to be rendered by the Executive pursuant to this Agreement, the Executive shall be eligible to be awarded long term incentive compensation pursuant to the Patrick Industries, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) based upon such terms and conditions as may be determined by the Board in its sole discretion. Executive’s “Target” grant value for equity awards granted in fiscal year 2021 shall be $1.5 million, with the form and terms of such awards being consistent with the form and terms of awards made in fiscal year 2021 to the Employer’s executive officers.
3.4    Accelerated Service Vesting. To the extent either (x) the Executive remains in the continuous employment of the Employer from the Effective Date through December 31, 2021, or (y) Executive’s employment is terminated prior to December 31, 2021, by the Employer without Cause (pursuant to Section 6.1(c)), or by Executive for Good Reason (pursuant to Section 6.1(d)), Executive will be deemed to have satisfied the requirement under any then outstanding restricted shares, stock options, and stock appreciation rights granted to Executive pursuant to the Omnibus Plan, that Executive remain in the continuous employment of the Employer or a subsidiary through the applicable time-vesting date(s), but any such awards that vest in whole or in part based on Employer or Executive performance shall continue to be subject to the performance vesting criteria set out in the applicable award agreement, it being agreed and understood the actual number of performance shares or units that vest will be determined based solely on the level of the Employer’s or the Executive’s achievement of the specified performance criteria for the applicable performance period. Except as expressly modified by this Section 3.4, the terms and conditions of any such award agreements entered into under the Omnibus Plan shall remain in full force and effect, it being agreed and understood that this Section 3.4 shall not diminish any rights Executive may otherwise have with respect to the acceleration of vesting under the terms of any such award agreements.
4.Facilities and Expenses. During the Employment Period, the Employer will furnish the Executive with office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive’s duties under this Agreement. Subject to Section 12.12(c), the Employer will reimburse the Executive for reasonable business expenses incurred by him on behalf of the Employer in the performance of his duties; provided that Executive furnishes to Employer documentation of such expenses as is required by the Internal Revenue Service, as well as such other documentation as the Employer may reasonably request. The Executive must file authorization requests, to the extent required by the Employer’s employment policies and, in all instances, expense reports with respect to such expenses in accordance with the Employer’s policies.
5.Vacations and Holidays. The Executive will be entitled to four (4) weeks paid vacation each calendar year during the Employment Period. Such vacation shall be taken in accordance with the vacation policies of the Employer as in effect from time to time. Vacation must be taken by the Executive at such time or times as mutually agreed by the President/CEO of the Employer. The Executive will also be entitled to the paid holidays available to employees as set forth in the Employer’s policies. Vacation days and holidays during any calendar year that are not used by the Executive during such calendar year may not be used in any subsequent calendar year, nor will the Executive be paid for unused vacation or holidays.
6.Termination. Executive’s employment with the Employer shall end on the earlier of (i) the last day of the Employment Period (as defined in Section 2.2 hereof and including any renewal periods) or (ii) a termination pursuant to Section 6.1(a), (b), (c), (d), or (e) hereof.
6.1    Events of Early Termination.
(a)    Death; Disability. Executive’s employment with the Employer will terminate immediately upon the death or Disability of Executive. In the event of a termination of the Executive’s employment with the Employer due to Executive’s death or Disability, all rights, duties and obligations of the Parties hereunder shall thereupon cease, except for (i) the Employer’s obligations under Sections 6.2(a) and 6.2(b), and (ii) the Executive’s obligations under Sections 7, 8 and 9 hereof (in the case of a termination due to Disability).
(b)    By the Employer for Cause. The Employer may terminate the employment of Executive at any time for Cause immediately upon providing written notice to Executive. Upon termination of Executive’s employment for Cause, all rights, duties and obligations of the Parties hereunder shall thereupon cease, except for (i) the Employer’s obligations under Section 6.2(a), and (ii) the Executive’s obligations under Sections 7, 8 and 9 hereof.
(c)    By the Employer Without Cause. The Employer may terminate Executive’s employment at any time without Cause upon providing written notice to Executive. Upon termination of Executive’s employment without Cause, all rights, duties and obligations of the Parties hereunder shall thereupon cease, except for (i) the Employer’s obligations under Sections 6.2(a) and 6.2(c), and (ii) the Executive’s obligations under Sections 7, 8 and 9 hereof. Notwithstanding anything to the contrary herein whether express or implied, it is agreed and understood that in the event the Employer provides the Executive with a notice of nonrenewal under Section 2.2 hereof, such notice, and a lapse of the term of this Agreement pursuant to Section 2.2 on December 31, 2021, or on any subsequent Extension Date, shall not be considered a termination of the Executive’s employment by the Employer without Cause for any purposes of this Agreement.
(d)    Termination By Executive With Good Reason. The Executive may terminate his employment with the Employer with Good Reason, subject to the notice and cure provisions set out in the definition of Good Reason in Section 1 hereof. Upon Executive’s termination of his employment with Good Reason, all rights, duties and obligations of the Parties hereunder shall thereupon cease, except for (i) the Employer’s obligations under Sections 6.2(a) and 6.2(c), and (ii) the Executive’s obligations under Sections 7, 8 and 9 hereof. Notwithstanding anything to the contrary herein whether express or implied, it is agreed and understood that in the event the Executive provides the Employer with a notice of nonrenewal under Section 2.2 hereof, such notice, and a lapse of the term of this Agreement pursuant to Section 2.2 on December 31, 2021, or on any subsequent Extension Date, shall not be considered a termination of the Executive’s employment by the Executive with Good Reason for any purposes of this Agreement.
(e)    Termination by Executive Without Good Reason. The Executive may terminate his employment with the Employer without Good Reason upon not less than thirty (30) days advance written notice to the Employer; provided, however, that after the receipt of such notice, the Employer may, in its discretion accelerate the effective date of such termination at any time by written notice to the Executive. Upon Executive’s termination of his employment without Good Reason, all rights, duties and obligations of the Parties hereunder shall thereupon cease, except for (i) the Employer’s obligations under Section 6.2(a), and (ii) the Executive’s obligations under Sections 7, 8 and 9 hereof.
6.2    Termination Pay. Following the termination of the Executive’s employment with the Employer for any reason (the “Termination Date”), the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary) only such compensation as is provided for in this Section 6.2. For purposes of this Section 6.2, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive’s estate.
(a)    If Executive’s employment is terminated for any reason, Executive or his designated beneficiary shall be entitled to receive: (i) Executive’s earned but unpaid Salary through the Termination Date, if any (to be paid within 30 days following the Termination Date, or such earlier date as may be required by applicable law); (ii) any earned but unpaid Annual Performance Bonus under Section 3.2 for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs (to be paid at the same time annual performance bonuses are generally paid to other senior executives of the Employer, but in any event no later than December 31st of the fiscal year immediately following the fiscal year to which such Annual Performance Bonus relates); and (iii) such employee benefits, if any, to which Executive (or, if applicable, Executive’s designated beneficiary) may be entitled under the employee benefit plans or programs of the Employer (to be paid in accordance with the terms of the applicable plans or programs) (the amounts described in clauses (i), (ii) and (iii) of this Section 6.2(a) are collectively referred to herein as the “Accrued Benefits”).
(b)    If Executive’s employment is terminated by reason of Executive’s death or Disability under Section 6.1(a), in addition to the Accrued Benefits, the Employer will provide Executive (or, if applicable, Executive’s designated beneficiary) with the following additional payments:
(i)    an amount equal to the Salary that Executive would have received from the Termination Date through the end of the month in which such Termination Date occurs, payable within 30 days following the Termination Date; and
(ii)    a lump sum amount equal to a prorated portion of the Annual Performance Bonus that Executive would otherwise have been entitled to receive with respect to the fiscal year in which the Termination Date occurs based on the level of the Employer’s and the Executive’s achievement of the specified performance criteria for such fiscal year, to be paid at the same time as annual performance bonuses are generally paid to other senior executives of the Employer, but in any event no later than December 31st of the fiscal year immediately following the fiscal year to which such Annual Performance Bonus relates.
(c)    If, prior to December 31, 2021, the Employer terminates the Executive’s employment without Cause under Section 6.1(c), or the Executive terminates his employment with Good Reason under Section 6.1(d), in addition to the Accrued Benefits, and subject to the Executive’s compliance with Section 6.3 hereof, the Employer will provide Executive with the following additional payments:
(i)    if the Termination Date occurs before December 31, 2020, (x) continuation of Executive’s Salary until December 31, 2021, and (y) a lump sum amount equal to (A) the Target Annual Performance Bonus of $1.4 million for each of fiscal year 2020 and 2021, respectively, in lieu of (and not in addition to) an actual Annual Performance Bonus with respect to either such fiscal year, and (B) $1.5 million in lieu of (and not in addition to) the Target fiscal year 2021 equity award; and
(ii)    if the Termination Date occurs on or after December 31, 2020, and before December 31, 2021, (x) continuation of Executive’s Salary for a period of twelve (12) months after the Termination Date and (y) a lump sum amount equal to (A) the Target Annual Performance Bonus of $1.4 million for fiscal year 2021, in lieu of (and not in addition to) an actual Annual Performance Bonus with respect to such fiscal year and (B) to the extent the Target fiscal year 2021 equity grant was not made prior to the Termination Date, $1.5 million in lieu of (and not in addition to) the Target fiscal year 2021 equity award.

Subject to Section 6.3, (x) Salary continuation payments otherwise payable under this Section 6.2(c) shall be paid in accordance with the Employer’s normal payroll practices and shall commence on the 60th day following the Termination Date (the “Release Date”) (provided that the first installment of such salary continuation payments shall include any such amounts that would otherwise have been paid during such 60-day period but for the 60-day release consideration period) and (y) any lump sum payments otherwise payable under this Section 6.2(c) shall be paid on the Release Date. Payments under this Section 6.2(c) are further conditioned on Executive’s continuing compliance with Sections 7, 8 and 9 of this Agreement. Notwithstanding anything to the contrary herein whether express or implied, it is agreed and understood that a termination of Executive’s employment by reason of a lapse of the term of this Agreement on December 31, 2021, or a termination of Executive’s employment for any reason on or after December 31, 2021, shall not entitle Executive to the additional payments described in this Section 6.2(c).
6.3    Release. Executive’s entitlement to the payments and benefits described in Section 6.2(c) hereof is expressly conditioned on Executive executing (without revoking) and returning to the Employer a waiver and release in substantially the form attached hereto as Exhibit A (the “Release Agreement”) prior to the Release Date. If, prior to the Release Date, Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to the above-referenced payments and benefits described in Section 6.2(c). For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of his legal incompetence or on behalf of Executive’s estate in the case of his death.
7.Confidential Information and Records.
7.1    Confidential Information Defined. Executive has or may have access to or knowledge of trade secrets and other information about the Employer which is confidential or proprietary to the Employer, including but not limited to (1) information about the Employer, Patrick’s Business, its employees and its products and services; (2) techniques, technical know-how, methods, and formulations; (3) hardware, software and computer programs, and technology used by the Employer; (4) the customer/client database and other information about the Employer’s customers/clients, such as contacts, criteria, requirements, specifications, policies, or other similar information; (5) relationships with other service providers, partners, and contractors; (6) vendor and supplier information; (7) marketing plans and concepts; (8) fee, rate, and price information; (9) sales, costs, profits, profit margins, salaries, and other financial information pertaining to the Employer or Patrick’s Business; (10) information pertaining to the Employer’s customers, including but not limited to, personal information such as names, addresses, e-mail addresses, financial information, and any information concerning personal matters or preferences of same; and (11) and other business aspects of the Employer which are not generally known to the public (collectively, the “Confidential Information”).
7.2    Use and Disclosure of Confidential Information. Executive acknowledges that the disclosure of any Confidential Information to an unauthorized third party would be extremely detrimental and prejudicial to the Employer. Therefore, Executive shall keep confidential and shall not use or disclose any Confidential Information to anyone except the Employer or the Employer’s authorized representatives. Executive shall use such Confidential Information only in the course of Executive’s duties as an employee or as a director of the Employer and for no other purpose. Executive shall follow all Employer policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect the use or disclosure of any Confidential Information at all times.
7.3    Duty Not to Use or Disclose After Termination. Executive’s confidentiality obligations shall continue as long as the Confidential Information and/or records remain confidential and shall survive both the termination of this Agreement and the termination of Executive’s employment with the Employer or membership on its Board.
7.4    Public Information. From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information or records of the Employer in the public domain. The fact that such Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release Executive from his duties with respect to such Confidential Information as set forth in this Agreement.
8.Ownership of Documents and Return of Material Upon Termination
8.1    Ownership of Records and Copies. Any and all documents, records and copies of records, including but not limited to hard copies or copies stored on a computer or disk, e-mail, databases, etc., pertaining to intellectual property or Confidential Information (collectively “Patrick Documents”) that are made or received by Executive at any time in the course of his employment shall be deemed the property of the Employer. Executive shall use Patrick Documents and information contained in them only in the course of Executive’s employment for the Employer, or while serving on the Board, and for no other purpose. Executive shall not disclose any Patrick Documents or copies of Patrick Documents to anyone except to authorized representatives of the Employer.
8.2    Return Upon Termination. Upon the termination of Executive’s employment for any reason, or, if later, the termination of Executive’s service on the Board, Executive shall immediately deliver to the Employer all of the Patrick’s Documents and all other property of the Employer in Executive’s possession or under Executive’s custody or control.
9.Restrictive Covenants.
9.1    Non-Competition.
(a)    During the Restricted Period, Executive agrees that he shall not, directly or indirectly, render services to, become employed by, associated with, participate or engage in, or otherwise become connected with (other than solely as a less than five percent (5%) investor through purchases of securities in a publicly traded company) any person, partnership, corporation, or other entity engaged in a business competitive to that of Patrick’s Business in any state where the Employer has Customers, and further agrees not to solicit any Customer of the Employer on behalf of any business competitive to Patrick’s Business.
(b)    It is agreed by the parties that the time, territory, product and business activities limitations, and definitions contained herein are reasonable in all respects. In the event Executive shall violate his covenants set forth in Sections 7, 8 or 9 hereof, the Employer shall be relieved from the payment of any further benefits which would otherwise be payable to the Executive under the terms hereof.
9.2    Non-Solicitation. During the Restricted Period, Executive shall not contact or solicit either for Executive or for others, any of Patrick’s Customers or Clients, or any prospective customers or clients with whom Executive has had contact or solicited at any time in the twenty-four (24) month period of time preceding the termination of Executive’s employment, to (1) divert or influence or attempt to divert or influence any business of the Employer to a Competitor of the Employer; (2) market, distribute, sell, or provide products or services in competition with the Employer; or (3) otherwise interfere in any fashion with the Employer’s business or operations then being conducted by the Employer.
9.3    No Hire. During the Restricted Period, Executive shall not hire, employ, or attempt to hire or employ any person who is an employee of the Employer, or who was within the preceding twelve (12) month period an employee of the Employer, or in any way (1) cause or assist or attempt to cause or assist any employee to leave the Employer; or (2) directly or indirectly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any current employee of the Employer to leave the Employer to join a Competitor, vendor, supplier, Customer or Client, or otherwise. The restrictions in this Section 9.3 shall be limited, however, to employees of the Employer who (a) have access to, or possess, Confidential Information, trade secrets, or other knowledge regarding the Employer that could give a Competitor an unfair advantage; (b) within the preceding two years, have serviced or established goodwill with the Employer’s Customers or Clients or acquired non-public information about those Customers or Clients; or (c) were someone Executive had worked with or supervised within the preceding two years.
9.4    Non-Disparagement. Executive shall not make any negative or disparaging remarks about the Employer to any Competitor, vendor, supplier, Customer, Customer’s employees, prospective Customer or other employee of the Employer, or to the media or to any other person. Nothing in this Section 9.4 shall be construed to prohibit Executive from initiating or maintaining a charge of discrimination with the Equal Employment Opportunity Commission, the Indiana Civil Rights Commission or other fair employment practice government agency, or from otherwise fully cooperating with and/or participating in any investigation by the Equal Employment Opportunity Commission or any other government agency, or from making a truthful statement about any unlawful practice.
9.5    Scope of Covenants; Separate and Independent Covenants. It is the desire and intent of the parties that the foregoing provisions of this Section 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 9 shall be adjudicated to be invalid or unenforceable, the Parties agree that such provision shall be amended to limit enforcement to the extent required by law and/or public policy and the provision shall be enforced as amended, such amendment to apply only with respect to the operation of such provision of this Section 9 in the particular jurisdiction in which such adjudication is made.
9.6    Investment Opportunities. During the Restricted Period, Executive shall not participate or invest, directly or indirectly, in any transaction, business or assets that the Employer is considering or has considered participating or investing in without the prior written consent of the Board. Executive shall have a duty to communicate or offer any such opportunity to the Employer.
9.7     Prohibited Interests by Executive. The prohibitions in this Section 9 shall apply to any employment with, involvement or engagement in, or control of, another business or entity, whether as an employee, owner, manager, director, officer, agent, sole proprietor, joint venturer, partner, member, shareholder, independent contractor, or other capacity.
9.8    References to Employer. Unless the context requires otherwise, references to the Employer in Sections 7, 8 and 9 hereof shall include references to Employer’s subsidiaries and Affiliates.
10.Remedies. Upon any breach of this Agreement by Executive, the Employer shall be entitled to each of the following remedies which shall be deemed cumulative:
(a)    Covenants of Sections 7, 8 and 9 are Essential and Independent. The covenants by the Executive in Sections 7, 8 and 9 hereof are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement, or offered the Executive the Salary and Benefits and other consideration provided hereunder. The Executive’s covenants in Sections 7, 8 and 9 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against any affiliate of Employer, will not excuse the Executive’s breach of any covenant in Section 7, 8 or 9. If the Executive’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7, 8 and 9.
(b)    Injunctive Relief. The parties agree that any violation by Executive of any of the provisions of this Agreement, including but not limited to Sections 7, 8 and 9 hereof, will cause the Employer to suffer irreparable harm for which the Employer will not have an adequate remedy at law. Therefore, if Executive threatens to violate or violates any such provision of this Agreement, the Employer shall be entitled to injunctive relief, including, but not limited to, a temporary restraining order and/or a preliminary or permanent injunction to restrain or enjoin any violation or threatened violation of this Agreement. The Employer shall be entitled to immediate injunctive relief without notice and without the posting of any bond. The Employer’s right to injunctive relief shall be in addition to, and not in lieu of, any other remedy that may be sought by the Employer.
(c)    Damages. To the extent calculable, the Employer shall be entitled to recover from Executive, monetary damages, including lost profits. For purposes of determining such damages, the parties agree that any gross profits earned by Executive as a direct or indirect result of any activity of Executive in violation of this Agreement shall be deemed “lost profits” of the Employer.
(d)    Prejudgment Interest. The Employer shall be entitled to recover prejudgment interest on all amounts recovered in the amount of ten (10%) percent per annum.
(e)    Other Legal or Equitable Remedies. The Employer shall be entitled to pursue any other legal or equitable remedies that may be available to the Employer.
(f)    Claims by Executive. Any claim or cause of action by Executive against the Employer shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.
11.Statutory and Common Law Duties. The duties Executive owes to the Employer under this Agreement shall be deemed to include federal, statutory, and the common law obligations of the Executive, and does not in any way supersede or limit any of the obligations or duties Executive otherwise owes to the Employer. This Agreement is intended, among other things, to supplement the provisions of the Indiana Trade Secrets Act, as enacted and amended from time to time.
12.General Provisions.
12.1    Representations and Warranties. The Employer and Executive each represents and warrants to the other that the execution and delivery by it or him of this Agreement do not, and the performance of its or his obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to it or him, as the case may be; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which it or he, as the case may be, is a party or by which it or he, as the case may be, is or may be bound.
12.2    Obligations Contingent on Performance. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.
12.3    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
12.4    Binding Effect; Delegation of Executive’s Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any Affiliate to which Employer may assign this Agreement or any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred, but the Employer’s obligations will remain in full force and effect, notwithstanding such assignment. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.
12.5    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand to the address(es) below, or (b) one business day after deposit with a nationally recognized overnight delivery service (receipt and next day delivery requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):
If to Employer:    Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, IN 46516
Attn: Andy Nemeth

With a Copy To:
Heidi Steele
McDermott Will & Emery LLP
444 West Lake
Suite 4000
Chicago, IL 60606-0029

If to Executive:    Todd M. Cleveland
71930 County Road 9
Nappanee, IN 46550

12.6    Entire Agreement; Amendments. This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, including but not limited to the Employment Agreement between Executive and the Employer dated as of April 10, 2007, (as the same may have been amended from time to time) and other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
12.7    Governing Law; Venue and Jurisdiction. If a proceeding or claim relating or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall be filed in any state court in Elkhart, Indiana or any federal court located in South Bend, Indiana, and this Agreement and such proceeding or claim shall be governed by and construed under Indiana law, without regard to conflict of laws principles, and each party hereto agrees to the jurisdiction of any such court and waives any right he, she or it may have to object to such jurisdiction.
12.8    Section Headings: Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
12.9    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
12.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
12.11    Withholding Taxes. The Employer may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, the Employer may report the value of any benefits provided under this Agreement to the applicable tax authorities as required by any applicable law or regulation.
12.12    Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)    For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.
(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
(d)    Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Employer as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Executive’s separation from service occurs. If the Executive dies during the period between the termination date and the Delayed Payment Date, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.
(e)    All references in this Agreement to Executive’s termination of employment shall mean Executive’s separation from service within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(h). Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).
(f)    Any payment that is deferred compensation subject to Section 409A of the Code which is conditioned upon Executive’s execution of a release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.
(g)    In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Employer and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Employer be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.
PATRICK INDUSTRIES, INC.

By: /s/ Andy Nemeth____________
Name: Andy Nemeth
Its:    Chief Executive Officer

EXECUTIVE

/s/ Todd M. Cleveland___________
Todd M. Cleveland